[LETTERHEAD  OF  CUTLER  LAW  GROUP]


                              November 13,  2000

Securities  and  Exchange  Commission
Division  of  Corporate  Finance
Washington,  D.C.  20549

     Re:     Creative  Host  Services,  Inc.

Ladies  and  Gentlemen:

     This office represents Creative Host Services, Inc., a California corporation (the "Registrant") in connection with the Registrant's Registration Statement on Form S-3 under the Securities Act of 1933 (the "Registration Statement"), which relates to the resale of up to 625,000 shares by certain selling shareholders upon conversion of debentures, up to an additional 125,000 shares registered in connection with the resale of shares issuable upon exercise of certain warrants and an additional 103,638 shares for resale in accordance with agreements between the Registrant and other selling shareholders (the "Registered Securities"). In connection with our representation, we have examined such documents and undertaken such further inquiry as we consider necessary for rendering the opinion hereinafter set forth.

     Based upon the foregoing, it is our opinion that the Registered Securities, when issued as set forth in the Registration Statement, will be legally issued, fully paid and nonassessable.

     We acknowledge that we are referred to under the heading "Legal Matters" in the Prospectus which is a part of the Registrant's Form S-3 Registration Statement relating to the Registered Securities, and we hereby consent to such use of our name in such Registration Statement and to the filing of this opinion as Exhibit 5 to the Registration Statement and with such state regulatory agencies in such states as may require such filing in connection with the registration of the Registered Securities for offer and sale in such states.

                                              Very  truly  yours,

                                             /s/  Cutler  Law  Group

                                             CUTLER  LAW  GROUP